FREEPORT-McMoRan INC.

PERFORMANCE SHARE UNIT AGREEMENT
UNDER THE 2025 STOCK INCENTIVE PLAN

Pursuant to the Freeport-McMoRan Inc. 2025 Stock Incentive Plan (the “Plan”), on ___________, 20__ (the “Grant Date”), Freeport-McMoRan Inc., a Delaware corporation (“FCX” or the “Company”) granted performance share units (“Performance Share Units” or “PSUs”) to _________________ (the “Participant”) on the terms and conditions set forth in this Performance Share Unit Agreement (this “Agreement”) and in the Plan. The PSUs granted hereunder represent performance-based Restricted Stock Units under Section 9 of the Plan. Defined terms not otherwise defined herein shall have the meanings set forth in Section 2 of the Plan.

1.    Grant of PSUs. The Company hereby grants to the Participant an Award of ___________ Performance Share Units (the "Target Award"). Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The actual number of PSUs earned will depend on the Company’s level of achievement and certification of the performance goals specified in Section 2 during the period beginning January 1, 20__ and ending December 31, 20__ (the “Performance Period”). Any PSUs that do not vest or are not earned as of the end of the Performance Period shall be forfeited.

2.    Performance Conditions. The number of PSUs that will be earned following the end of the Performance Period will be determined as follows:

(a)    Financial Metric - Between 0% and 200% of the Target Award will be earned based on the Company’s average Return on Investment (“ROI”) for the three years in the Performance Period in accordance with the following matrix (the “Preliminary Earned PSUs”):

	Average ROI	Payout % of Target PSUs
		Target PSUs
Below Threshold	‹_%	0%
Threshold	_%	50%
80% Tier	_%	80%
Target Range	_%	100%
120% Tier	_%	120%
Maximum	_%	200%

Results that fall in-between the levels of Average ROI will be calculated by interpolation.

(b)    TSR Modifier – To determine the “Final Earned PSUs,” the Preliminary Earned PSUs (as determined in Section 2(a)) may be increased or decreased by 25% of the Target Award based on the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Peer Group for the Performance Period in accordance with the following matrix.

FCX TSR Rank	Impact on
Preliminary Earned PSUs
1-3	+25%
4-6	No Change
7-9	-25%

3.    Dividend Equivalents. The PSUs shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Shares until the PSUs vest and the Participant is issued the Shares to which such PSUs relate. From and after the Grant Date of a PSU until the issuance of the Share payable in respect of such vested PSU, the Participant shall be credited, as of the payment date therefor, with (i) the amount of any cash dividends and (ii) the amount equal to the Fair Market Value of any Shares, Subsidiary securities, other securities, or other property distributed or distributable in respect of one share of Common Stock to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock at all times from the Grant Date to such issuance date (a “Property Distribution”). All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Participant with respect to all PSUs granted hereunder. The Committee may, in its discretion, deposit in the Participant’s Dividend Equivalent Account the securities or property comprising any Property Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof, or may otherwise adjust the terms of the Award as permitted under the Plan.

4.    Termination of Employment. (a) If the Participant ceases to be an Eligible Individual (the “Termination”) prior to the end of the Performance Period, then, except as set forth in Sections 4(b) through 4(e) of this Agreement, all unvested PSUs provided for in this Agreement, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such PSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such PSUs shall immediately be forfeited on the date the Participant ceases to be an Eligible Individual (the “Termination Date”).

(b)    Notwithstanding the foregoing, if the Participant’s Termination is due to death, then the number of PSUs represented by the Target Award, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such PSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such PSUs shall vest as of the Participant’s Termination Date.

(c)    Notwithstanding the foregoing, if the Participant’s Termination is due to Disability or Retirement, the PSUs granted hereunder shall not be forfeited, and all such PSUs, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such PSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such PSUs shall remain outstanding and vest as of the end of the Performance Period based on the Company’s level of achievement of the performance goals as set forth in Section 2.

(d)    Unless Section 4(e) applies, in the event that the Participant ceases to be an Eligible Individual by reason of the Participant’s Termination by his employer or principal without Cause, the Committee may, in its sole discretion, determine that the PSUs granted hereunder, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such PSUs, and all securities and property comprising Property

Distributions deposited in such Dividend Equivalent Account with respect to such PSUs shall not be forfeited, but shall remain outstanding and vest as of the end of the Performance Period based on the Company’s level of achievement of the performance goals as set forth in Section 2.

(e)    If a Change in Control event occurs prior to the end of the Performance Period, the number of PSUs represented by the Target Award will convert into an equivalent number of Restricted Stock Units, which shall vest, provided the Participant remains an Eligible Individual until the end of the Performance Period (except as otherwise provided in this Section 4) on the earlier of (i) the last day of the Performance Period, or (ii) the date the Participant ceases to be an Eligible Individual by reason of the Participant’s Termination by his employer or principal without Cause or Participant’s Termination with Good Reason.

5.    Payout of Earned PSUs. (a) Following the end of the Performance Period, the Committee shall, within a reasonably practicable time, determine the results of the performance goals set forth in Section 2 and the Final Earned PSUs, if any, earned upon attainment of the performance goals. Such determination shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. Payment in respect of the Final Earned PSUs, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such PSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such PSUs shall be made promptly following the later of (i) February 15 of the year following the end of the Performance Period, or (ii) the Committee’s determination of the attainment of the performance goals; but in any event, no later than March 15 of the year following the end of the Performance Period.
(b)    In the event vesting occurs as a result of the Participant’s death in accordance with Section 4(b) or following a Change in Control in accordance with Section 4(e), payment in respect of the vested PSUs, all amounts credited to the Participant’s Dividend Equivalent Account with respect to such PSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such PSUs shall be made promptly following the vesting date, but no later than 30 days thereafter.

(c)    All payments in respect of earned and vested PSUs shall be made in freely transferable shares of Common Stock. No fractional shares of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share.

6.    Nontransferability. The PSUs granted hereunder, any amounts notionally credited in the Participant’s Dividend Equivalent Account, and any securities and property comprising Property Distributions deposited in such Dividend Equivalent Account are not transferable by the Participant otherwise than by will or by the laws of descent and distribution.

7.    Recoupment. This Award is subject to recovery if (a) the Company's financial statements are required to be restated at any time within the three-year period following the final payout of the Award and the Participant is determined by the Committee to be responsible, in whole or in part, for the restatement, or (b) the Award is subject to the clawback policy the Company has adopted in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules issued by the SEC or national securities exchanges thereunder. Accordingly, if the Board determines that recovery of compensation is due under this Section 7, then the PSUs granted hereunder shall automatically terminate and be forfeited effective on the date of such determination and all cash, securities and other assets acquired by the Participant pursuant to this Agreement shall be returned to the Company or, if any such securities or other assets are no longer held by the Participant, the Participant shall pay to the Company, without interest, all cash, securities or other assets received by the Participant upon the sale or transfer of such securities or assets. All determinations regarding the applicability of these provisions shall be in the discretion of the Committee.

8.    Notices. All notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Secretary of the Company or mailed to Freeport-McMoRan Inc., 4340 E. Cotton Center Blvd., #110, Phoenix, Arizona 85040, addressed to the attention of the Secretary; and, if to the Participant, shall be delivered personally or mailed to the Participant at the address on file with the Company. Such addresses may be changed at any time by notice from one party to the other.

9.    Amendment. This Agreement is subject to the provisions of the Plan. The Plan may at any time be amended by the Board, except that any such amendment of the Plan that would materially impair the rights of the Participant hereunder may not be made without the Participant’s consent. The Committee may amend this Agreement at any time in any manner that is not inconsistent with the terms of the Plan and that will not result in the application of Section 409A(a)(1) of the Code. Notwithstanding the foregoing, no such amendment may materially impair the rights of the Participant hereunder without the Participant’s consent. Except as set forth above, any applicable determinations, orders, resolutions or other actions of the Committee shall be final, conclusive and binding on the Company and the Participant.

10.    Tax Withholding. The Participant is required to satisfy any obligation in respect of withholding or other payroll taxes resulting from the vesting of any PSU granted hereunder or the payment of any securities, cash, or property hereunder, in accordance with procedures established by the Committee, as a condition to receiving any securities, cash payments, or property resulting from the vesting of any PSU or otherwise.

11.    No Right to Continued Employment. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries, or to interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment relationship with the Company or any of its Subsidiaries at any time.

12.    No Rights to Assets. The Participant shall not have any interest in any particular assets of the Company by reason of the right to earn an Award under the Plan and this Agreement, and the Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan or this Agreement.

13.    Section 409A. This Award is intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Code, and shall be interpreted, construed and administered in accordance with such exception. Notwithstanding anything in this Agreement to the contrary, if the PSUs constitute “deferred compensation” under Section 409A of the Code and the vesting and payout of any PSUs is accelerated pursuant to Section 4, a distribution of Shares issuable to the Participant, all amounts notionally credited to the Participant’s Dividend Equivalent Account, and all securities and property comprising all Property Distributions deposited in such Dividend Equivalent Account due the Participant shall be delayed for a period of six months after the Participant’s Termination Date, if the Participant is a Key Employee and if so required pursuant to Section 409A of the Code, unless the Participant’s Termination is due to death. If settlement of the Performance Share Units is delayed, the Performance Share Units shall be settled within 30 days of the date that is the six-month anniversary of the Participant’s Termination Date. Notwithstanding any provision to the contrary herein, distributions to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A of the Code. In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

14.    Discretionary Nature of the Plan and Award.

(a)    By accepting this grant of PSUs, the Participant consents to participation in the Plan and acknowledges receipt of a copy of the Plan.

(b)    The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted PSUs under the Plan to individuals who may be employees of the Company or its Subsidiaries. The grant is exceptional, voluntary and occasional and undertaken upon the express assumption and condition that the grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, the Participant understands that the PSUs are granted on the assumption and condition that the PSUs and the Shares acquired upon settlement of the PSUs shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, this grant of PSUs shall be null and void.

(c)    The Participant acknowledges his or her voluntary participation in the Plan.

15.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

(a)    “Disability” shall have occurred if the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

(b)    “Fair Market Value” shall, with respect to a share of Common Stock, a Subsidiary security, or any other security, have the meaning set forth in the Freeport-McMoRan Inc. Policies of the Committee applicable to the Plan, and, with respect to any other property, mean the value thereof determined by the board of directors of the Company in connection with declaring the dividend or distribution thereof.

(c)    “Key Employee” shall mean any employee who meets the definition of “key employee” as defined in Section 416(i) of the Code.

(d)    “Peer Group” shall refer to the following companies: [Anglo American plc, Antofagasta plc, BHP Billiton Limited, Glencore plc, Rio Tinto plc, Southern Copper Corporation, Teck Resources Limited, and Vale S.A.] If any Peer Group company’s TSR shall cease to be publicly available (due to a business combination, receivership, bankruptcy or other event) or if any such company is no longer publicly held, such company will be treated as the lowest ranking member of the Peer Group. If more than four Peer Group companies’ TSR cease to be publicly available or such companies cease to be publicly held, the Committee shall adjust the table in Section 2 as appropriate to reflect the reduction; provided, however, that no such adjustment will have the effect of increasing the number of PSUs that will vest in accordance with Section 2.

(e)    “Retirement” shall mean a Participant’s termination of employment with or service to the Company or a Subsidiary (a) on or after age 65 with 5 years or more of service; (b) on or after age 55 with 10 years or more of service; or (c) that is determined by the Committee or its designee to constitute a retirement.

(f)    “Return on Investment” or “ROI” shall mean, with respect to any year, the result (expressed as a percentage) calculated according to the following formula:
a + (b - c)
d
in which “a” equals managed net income for such year, “b” equals net interest expense for such year, “c” equals tax on net interest expense for such year, and “d” equals total investment of capital for such year. The calculation of ROI shall be consistent with the Company’s past practices, and the Committee may make such adjustments as it deems equitable in connection with acquisitions, disposition and other corporate transactions, or other unusual events.

(g)    “Total Shareholder Return” or “TSR” as applied to the Company or any company in the Peer Group means stock price appreciation from the beginning to the end of the Performance Period, including dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Peer Group) during the Performance Period, expressed as a percentage return, using the following formula:

TSR = (A/B)-1, with A equal to the Ending Stock Price including dividends paid and B equal to the Beginning Stock Price.

For purposes of computing TSR, the Beginning Stock Price will be the average price of a share of Common Stock over the 20 trading days ending on the day before the first day of the Performance Period or other relevant measurement period, and the Ending Stock Price will be the average price of a share of Common Stock over the 20 trading days ending on the last day of the Performance Period or other measurement period. TSR of the Company or any company in the Peer Group shall be equitably adjusted to reflect any spin off, stock split, reverse stock split, stock dividend, recapitalization, or reclassification or other similar change in the number of outstanding shares of common stock.

16.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Participant does not accept the terms of this Agreement, the PSUs are subject to cancellation.

17.    Insider Trading Restrictions and Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country of residency, which may affect the Participant’s ability to directly or indirectly, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g. PSUs) or rights linked to the value of Shares during such time as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is solely responsible for ensuring his or her compliance with any applicable restrictions and the Participant should consult his or her personal legal advisor on this matter.

18.    Data Privacy. As a condition to receipt of the PSUs, the Participant consents to the collection, use, and transfer of personal data as described in this paragraph. The Participant understands that the Company holds certain personal information about the Participant, including his or her name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for the purpose of managing and administering the Agreement (the “Data”). The Participant further understands that the Company or its Subsidiaries will transfer the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Award and the Plan, and that the Company and any of its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Award. The Participant understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing this Award and the Plan. The Participant understands that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his or her Human Resources representative. The Participant further understands that this consent is purely voluntary, and will not affect the Participant’s employment or career with the Company or any Subsidiary.

* * * * * * * * * * * * *

By clicking the “Accept” button, the Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Participant has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors upon any questions arising under the Plan or this Agreement.
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